Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AXONICS MODULATION TECHNOLOGIES, INC.

Raymond Cohen hereby certifies as follows:

1. He is the Chief Executive Officer of Axonics Modulation Technologies, Inc., a Delaware corporation (the “Corporation”).

2. That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 2, 2012 under the name “American Restorative Medicine, Inc.” An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 15, 2013. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2014. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 4, 2015.

3. This Fourth Amended and Restated Certificate of Incorporation restates and amends the Third Amended and Restated Certificate of Incorporation, as amended to date.

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ARTICLE 1

The name of this corporation (the “Corporation”) is as follows:

Axonics Modulation Technologies, Inc.

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) other than the banking business, or the trust company business.

ARTICLE 4

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 24,985,982 shares, of which 15,000,000 shares shall be Common Stock, $0.0001 par value per share, and 9,985,982 shares shall be Preferred Stock, $0.0001 par value per share, of which 1,030,000 shares shall be designated “Series A Preferred Stock,” 2,529,862 shares shall be designated “Series B-1 Preferred Stock,” 2,537,231 shares shall be designated “Series B-2 Preferred Stock,” and 3,888,889 shares shall be designated “Series C Preferred Stock.”

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Fourth Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of a majority of the stock of the Corporation (voting together as a single class on an as-if converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and the Series C Preferred Stock are as set forth below in this Article 4(C).

1. Dividends.

(a) The holders of shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock shall be entitled to receive noncumulative dividends, out of any assets legally available therefore, on a pari passu basis and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of the Corporation, following the date of issuance of such shares, payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). In the event dividends are paid on any shares of Common Stock (payable other than in Common Stock, as described in Section 4(d)(iii) below), which dividends shall not be paid until any dividends declared on the Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock as set forth above have been paid in full, the holders of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock will be entitled to receive an additional dividend pro rata, based on the number of shares of Common Stock held by each holder of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock, as determined on an as-if converted basis.

(b) California Corporations Code (“CCC”) Sections 502 and 503 shall not apply with respect to payments and distributions on shares junior to the Preferred Stock as they relate to (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; or (iii) repurchases of Common Stock in connection with the settlement of disputes with any stockholder.

2. Liquidation Preference.

(a) In the event of any Liquidation (as defined below) of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock shall be entitled to receive out of assets or surplus funds of the Corporation legally available for distribution, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, a preference amount per share consisting of the sum of (A) (i) 1.0 times the Original Series C Purchase Price (as defined below), for each outstanding share of Series C Preferred Stock and (ii) 1.1 times the Original Series A Purchase Price (as defined below), the Original Series B-1 Purchase Price (as defined below) or the Original Series B-2 Purchase Price (as defined below), for each outstanding share of Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, and (B) an amount equal to all declared but unpaid dividends on each such share of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series C Preferred Stock, as the case may be, if any, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive. The “Original Series A Purchase Price” shall mean $20.00 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock). The “Original Series B-1 Purchase Price” shall mean $7.20 per share of Series B-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B-1 Preferred Stock). The “Original Series B-2 Purchase Price” shall mean $8.00 per share of Series B-2 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B-2 Preferred Stock). The “Original Series C Purchase Price” shall mean $9.00 per share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock).

(b) After distribution to the holders of the Preferred Stock of the amounts set forth in subparagraph (a), the remaining assets and surplus funds of the Corporation legally available for distribution shall be distributed to the holders of Common Stock, Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock pro-rata, on an as-if converted basis.

(c) For purposes of this Section 2, a “Liquidation” shall be deemed to be occasioned by, or to include, each of the following: (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation in which the stockholders of the Corporation, prior to such transaction or transactions, do not continue to hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or if the surviving or acquiring entity is a wholly-owned subsidiary, its parent) (but, excluding (A) any merger effected exclusively for the purpose of changing the domicile of the Corporation and (B) any transaction or series of transactions for principally bona fide equity financing purposes), (ii) a transaction or series of related transactions in which stockholders transfer more than fifty percent (50%) of the voting power of the Corporation, (iii) a sale or other disposition (including by way of exclusive license) of all or substantially all of the assets of the Corporation or (iv) any liquidation, dissolution or winding up of the Corporation. In any of such events, if the consideration received by the Corporation received is other than cash, its value will be deemed its fair market value, as determined in good faith by the Board of Directors on the date of determination. The treatment of any particular transaction or series of related transaction as a Liquidation may be waived by the vote or written consent of the holders of two-thirds of the then-outstanding shares of Preferred Stock voting as a single class.

(d) In the event of a Liquidation, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the acquisition agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(d), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation shall be deemed to be Initial Consideration.

3. Voting Rights.

(a) Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted (calculated assuming the exercise of any outstanding right of any person to exchange his, her or its equity interest in Axonics Europe, S.A.S. for shares of Preferred Stock of the Corporation), shall vote together with the Common Stock as a single class, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) The Board of Directors shall consist of eight (8) members. Notwithstanding the provisions of Section 3(a) above, at each annual or special meeting called, or pursuant to each written consent, for the purpose of electing directors (i) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors, (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors, (iii) the holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock voting together as a separate class shall be entitled to elect one (1) member of the Board of Directors, (iv) the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors, and (v) the remaining director shall be elected jointly by the holders of a majority in voting power of the Preferred Stock and the holders of a majority in voting power of the Common Stock. The provisions of this Section 3(b) shall expire and be of no further force or effect upon conversion of all outstanding shares of Preferred Stock into Common Stock pursuant to the provisions of Section 4 hereof. In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority (or as otherwise provided by applicable law) of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority (or as otherwise provided by applicable law) of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.

(c) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is determined to be subject to Section 2115 of the CCC. During such time or times that the Corporation is subject to Section 2115(b) of the CCC, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) During such time or times that the Corporation is subject to Section 2115(b) of the CCC, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the filing date of this Fourth Amended and Restated Certificate of Incorporation (the “Filing Date”), at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Purchase Price by the Series A Conversion Price (as defined below), determined as hereinafter provided, each as in effect on the date of effective conversion pursuant to Section 4(c) herein. The “Series A Conversion Price” per share of Series A Preferred Stock initially shall be $11.32, and shall be subject to adjustment as set forth in Section 4(d) herein.

(ii) Each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Filing Date, at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B-1 Purchase Price by the Series B-1 Conversion Price (as defined below), determined as hereinafter provided, each as in effect on the date of effective conversion pursuant to Section 4(c) herein. The “Series B-1 Conversion Price” per share of Series B-1 Preferred Stock initially shall be the Original Series B-1 Purchase Price, and shall be subject to adjustment as set forth in Section 4(d) herein.

(iii) Each share of Series B-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Filing Date, at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B-2 Purchase Price by the Series B-2 Conversion Price (as defined below), determined as hereinafter provided, each as in effect on the date of effective conversion pursuant to Section 4(c) herein. The “Series B-2 Conversion Price” per share of Series B-2 Preferred Stock initially shall be the Original Series B-2 Purchase Price, and shall be subject to adjustment as set forth in Section 4(d) herein.

(iv) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Filing Date, at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C Purchase Price by the Series C Conversion Price (as defined below), determined as hereinafter provided, each as in effect on the date of effective conversion pursuant to Section 4(c) herein. The “Series C Conversion Price” per share of Series C Preferred Stock initially shall be the Original Series C Purchase Price, and shall be subject to adjustment as set forth in Section 4(d) herein. The “Conversion Price” shall mean the Series A Conversion Price, Series B-1 Conversion Price, Series B-2 Conversion Price and Series C Conversion Price, as applicable.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective and applicable Conversion Price as provided in Section 4(a) above, immediately upon (i) the closing of a firm commitment underwritten public offering of Common Stock registered under the Securities Act of 1933, as amended (the “Securities Act”), but not including any registration relating solely to a transaction under Rule 145 of the Securities Act or to an employee benefit plan of the Corporation, with aggregate gross proceeds of at least $50,000,000 (before deduction of underwriters commissions and expenses), a per share price equal to at least $18.00 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) and the listing of the Common Stock on an United States securities exchange (a “Qualified IPO”), or (ii) upon the election of the holders of more than fifty percent (50%) of the outstanding shares of Preferred Stock, voting together as a single class on an as-if converted basis (calculated assuming the exercise of any outstanding right of any person to exchange his, her or its equity interest in Axonics Europe, S.A.S. for shares of Preferred Stock of the Corporation).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed (or an affidavit of loss reasonably acceptable to the Corporation), at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date and shall pay in cash, or to the extent sufficient funds are not legally available therefore, in Common Stock (at the fair market value as determined by the Board of

Directors in good faith), any declared and unpaid dividends on the shares being converted. If the conversion is in connection with a Qualified IPO, the conversion, if designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such Qualified IPO.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations and Recapitalizations.

(i) The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(A) (1) Adjustment of Series A Conversion Price. Upon each issuance by the Corporation of any Additional Stock (as defined below) after the Filing Date, without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued.

(2) Adjustment of Series B-1 Conversion Price. Upon each issuance by the Corporation of any Additional Stock after the Filing Date, without consideration or for a consideration per share less than the Series B-1 Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series B-1 Conversion Price in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series B-1 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Series B-1 Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued.

(3) Adjustment of Series B-2 Conversion Price. Upon each issuance by the Corporation of any Additional Stock after the Filing Date, without consideration or for a consideration per share less than the Series B-2 Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series B-2 Conversion Price in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series B-2 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Series B-2 Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued.

(4) Adjustment of Series C Conversion Price. Upon each issuance by the Corporation of any Additional Stock after the Filing Date, without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series C Conversion Price in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Series C Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued.

(5) For the purpose of the calculations in Sections 4(d)(i)(A)(1), (2), (3) and (4) above, the number of shares of Common Stock deemed outstanding immediately prior to such issuance of Additional Stock shall be calculated as if all shares of all series of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance (calculated assuming the exercise of any outstanding right of any person to exchange his, her or its equity interest in Axonics Europe, S.A.S. for shares of Preferred Stock of the Corporation), and the number of shares of Common Stock which could be obtained through the exercise or conversion of all vested options, warrants or other rights for the purchase of shares of stock or convertible securities outstanding immediately prior to such issuance. In the event that the number of shares of Additional Stock or the consideration per share cannot be determined at the time of issuance, such Additional Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the consideration, as applicable, determinable.

(B) No adjustment of the Conversion Price shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the Conversion Price shall be rounded up or down to the nearest cent. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and (4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and (D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or declared dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and (D); provided, that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (other than the provisions of this Section 4(d)), the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefore pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date other than Common Stock (or securities convertible or exercisable into Common Stock) issued or issuable:

(A) pursuant to a transaction described in Sections 4(e) or 4(f) hereof;

(B) to employees, independent contractors, consultants, officers, directors, advisors, vendors, customers or other service providers of the Corporation or any subsidiary of the Corporation as bonuses, awards, arrangements, warrants or agreements pursuant to stock incentive plans approved by the Board of Directors and the stockholders of the Corporation, including any such shares issued pursuant to options or subject to options issued on or prior to the Filing Date;

(C) upon conversion of the Preferred Stock;

(D) upon conversion or exercise of securities outstanding as of the Filing Date;

(E) in connection with the acquisition of a business entity or business segment of any such entity by the Corporation by merger, purchase, consolidation or other similar business combination, as approved by the Board of Directors;

(F) in connection with equipment leases, real property leases, bank financings or similar transactions, as approved by the Board of Directors, provided that such transactions do not have equity financing as a substantial component;

(G) in connection with strategic alliances, as approved by the Board of Directors, provided that such transactions do not have equity financing as a substantial component;

(H) in a public offering in connection with which all outstanding shares of Preferred Stock are converted into Common Stock; or

(I) upon the written consent of the holders of at least two thirds of the then outstanding shares of Preferred Stock, voting as a single class (calculated assuming the exercise of any outstanding right of any person to exchange his, her or its equity interest in Axonics Europe, S.A.S. for shares of Preferred Stock of the Corporation).

(iii) In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, without a corresponding adjustment to the outstanding Preferred Stock, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, without a corresponding adjustment to the outstanding shares of Preferred Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. Subject to Section 2, in the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for other purposes of this Section 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of Common Stock (other than a subdivision or combination of stock provided for elsewhere in this Section 4), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation will not, without the requisite vote of the stockholders required by Section 6 hereunder, by amendment of this Fourth Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fourth Amended and Restated Certificate of Incorporation.

(k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(l) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) three (3) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(m) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5. Redemption. The shares of Preferred Stock shall not be redeemable.

6. Protective Provisions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, by merger, recapitalization or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting together as a single class, and on an as-if converted basis (calculated assuming the exercise of any outstanding right of any person to exchange his, her or its equity interest in Axonics Europe, S.A.S. for shares of Preferred Stock of the Corporation):

(a) authorize or issue any security with any rights that are pari passu with, or superior to, the rights of the Preferred Stock or reclassify any class or series of capital stock;

(b) pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of Common Stock from the Corporation’s employees upon termination of their employment;

(c) approve or effect any Liquidation;

(d) amend the Corporation’s Certificate of Incorporation or Bylaws;

(e) issue any security of a subsidiary other than to the Corporation;

(f) increase the number of shares of capital stock and/or options available for issuance to employees, officers, directors, consultants and advisors;

(g) incur any indebtedness or issuing any guaranty of any third party obligation;

(h) acquire any asset or equity interest outside of the ordinary course of business;

(i) grant any payment or other consideration to any person or entity in connection with a Liquidation other than in respect of any outstanding equity interest in the Corporation; or

(j) change the Strategy.

“Strategy” shall mean the Corporation’s making, having made, leasing, offering to lease, use, sale, offering for sale, marketing, promoting, advertising, importing, researching, developing and commercialization of Licensed Products in the Fields in the Territory as such terms are defined in that certain License Agreement by and between the Alfred E. Mann Foundation for Scientific Research and the Corporation dated October 1, 2013, as subsequently amended.

7. No Reissuances of Preferred Stock. No share or shares of a designated series of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued as shares of such series, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (C) of this Article 4.

3. Redemption. The shares of Common Stock shall not be redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such manners and in such manner as may be provided by law and this Fourth Amended and Restated Certificate of Incorporation.

ARTICLE 5

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. If the DGCL is amended after approval by the stockholders of this Article 5 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the date of such amendment, modification or repeal.

B. The Corporation is authorized to provide indemnification of directors, officers, employees and agents (as defined in Section 145 of the DGCL) through bylaw provisions, agreements with the agents, vote of stockholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 145 of the DGCL, subject only to applicable limits set forth in Section 145 of the DGCL with respect to actions for breach of duty to the Corporation and its stockholders. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CCC) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CCC, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CCC, to the limits on such excess indemnification set forth in Section 204 of the CCC.

The Corporation may, if so requested by a director or officer, advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by and on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

Any repeal or modification of this Article 5 shall only be prospective and shall not affect the rights to indemnification under this Article 5 in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

C. In furtherance and not in limitation of the powers enforced by the laws of the State of Delaware, elections of directors need not be written by ballot unless the bylaws of the Corporation shall so provide, and the books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

D. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute (subject to the protective provisions of Article 4), and all rights conferred in a stockholder herein are granted subject to this reservation.

E. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. Stockholders may act by written consent in lieu of a meeting pursuant to Section 228 of the DGCL.

F. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for all claims, including claims in the right of the Corporation, (i) that are based upon a violation of a duty by a current or former director, officer or stockholder in such capacity or (ii) as to which Title 8 of the DGCL confers jurisdiction upon the Court of Chancery, except for, as to each of (i) through (ii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article 5, Section F shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 5, Section F (including, without limitation, each portion of any sentence of this Article 5, Section F containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

G. The Corporation may repurchase its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law) in whole or in part.

H. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, subject to the provisions of Section C.6 of Article 4, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the bylaws of the Corporation without any action on the part of the stockholders;

provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of, nor limit their power, subject to the provisions of Section C.6 of Article 4, to adopt, amend, repeal or otherwise alter the bylaws.

I. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their duties and obligations as a director, officer or stockholder of the Corporation. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal. Upon the effectiveness of a Qualified IPO, the foregoing Article 5, Section I shall terminate and be of no further force and effect.

*             *             *

4. The foregoing Fourth Amended and Restated Certificate of Incorporation has been approved by the Board of Directors by written consent in accordance with Section 141(f) of the DGCL.

5. The foregoing Fourth Amended and Restated Certificate of Incorporation has been approved by the stockholders of the Corporation by written consent in accordance with Section 228 of the DGCL.

6. The foregoing Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 242, 245 and 228 of the DGCL.

I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate, which is executed at Irvine, California, on April 28, 2017, are true and correct of my own knowledge.

/s/ Raymond Cohen
Raymond Cohen, Chief Executive Officer

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